As filed with the Securities and Exchange Commission on December 20, 2021.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HealthCor Catalio Acquisition Corp.*

(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1569027
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

55 Hudson Yards, 28th Floor

New York, NY 10001

(212) 622-7800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arthur Cohen

55 Hudson Yards, 28th Floor

New York, NY 10001

(212) 622-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Sean T. Wheeler, P.C.	Christian O. Nagler	Michael L. Fantozzi, Esq.
Debbie P. Yee, P.C.	Kirkland & Ellis LLP	John P. Condon, Esq.
Kirkland & Ellis LLP	601 Lexington Avenue	Mintz, Levin, Cohn, Ferris, Glovsky
609 Main Street	New York, NY 10022	and Popeo, P.C.
Houston, TX 77002	(212) 446-4800	One Financial Center
(713) 836-3600		Boston, MA 02111
(617) 542-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-259148

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13c-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class B Common Stock, par value $0.0001 per share (2)(3)(5)	40,592	$9.97	(1)	$404,702.24	(1)	$37.52	(1)
Class A Common Stock issuable upon the conversion of Class B Common Stock(2)(4)(5)	40,592	–	(6)	–	(6)	–	(6)
Total				$404,702.24		$37.52

(1)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares, par value $0.0001 (the “Class A ordinary shares”), of the Registrant on the Nasdaq Capital Market on December 15, 2021 ($9.97 per share) in accordance with Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”). For purposes of calculating the registration fee, the Class B common stock, par value $0.0001 per share (the “Class B common stock”), is treated as having the same value as the Class A common stock, par value $0.0001 per share (the “Class A common stock”), as each share of Class B common stock is convertible into one share of Class A common stock.
(2)	The Registrant previously registered an aggregate of 86,961,594 shares of its common stock, which includes (i) 31,975,473 shares of Class A common stock estimated to be issued by the Registrant to stockholders of Hyperfine, Inc. (“Hyperfine”) in connection with the business combination described in the Prior Registration Statement (defined below) (the “Business Combination”); (ii) 3,482,425 shares of Class A common stock estimated to be issued by the Registrant to stockholders of Liminal Sciences, Inc. (“Liminal”) in connection with the Business Combination; (iii) 21,314,000 shares of Class A common stock issuable by the Registrant upon conversion of 21,314,000 Class A ordinary shares in connection with the Domestication (defined below); (iv) 5,175,000 shares of Class A common stock issuable by the Registrant upon conversion of 5,175,000 shares of Class B common stock in connection with the Business Combination (including 5,175,000 shares of Class B common stock issuable by the Registrant upon conversion of 5,175,000 Class B ordinary shares, par value $0.0001, in connection with the Domestication); (v) 15,014,696 shares of Class B common stock estimated to be issued by the Registrant to certain stockholders of Hyperfine and Liminal in connection with the Business Combination (including 15,014,696 shares of Class A common stock issuable by the Registrant upon the conversion of such shares of Class B common stock); and (vi) 10,000,000 shares of Class A common stock that may be issuable by the Registrant as earn-out consideration under the Business Combination Agreement as described in its Registration Statement on Form S-4, as amended (File No. 333-259148) (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission on November 26, 2021.
(3)	In accordance with Rule 462(b) under the Securities Act, 40,592 additional shares of Class B common stock to be issued by the Registrant to certain stockholders of Hyperfine and Liminal in connection with the Business Combination are hereby registered.
(4)	In accordance with Rule 462(b) under the Securities Act, 40,592 additional shares of Class A common stock issuable by the Registrant upon the conversion of 40,592 additional shares of Class B common stock to certain stockholders of Hyperfine and Liminal as described in footnote 3 above are hereby registered.
(5)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(6)	Pursuant to Rule 457(i) promulgated under the Securities Act, no separate registration fee is required.

This registration statement will become effective automatically upon filing with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

*	Prior to the consummation of the business combination described herein, HealthCor Catalio Acquisition Corp. (“HealthCor”) intends to effect a deregistration under Part XII of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which HealthCor’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication, which will be renamed “Hyperfine, Inc.” in connection with the business combination described herein (“New Hyperfine”). As used in this Registration Statement, the term “Registrant” refers to HealthCor (a Cayman Islands exempted company), prior to the Domestication, and to HealthCor (a Delaware corporation), following the Domestication.

EXPLANATORY NOTE

Pursuant to its Registration Statement on Form S-4 (Registration No. 333-259148) (the “Prior Registration Statement”), declared effective as of November 26, 2021, HealthCor Catalio Acquisition Corp. (the “Registrant”) registered an aggregate of 86,961,594 shares of its common stock, which includes (i) 31,975,473 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), estimated to be issued by the Registrant to stockholders of Hyperfine, Inc. (“Hyperfine”) in connection with the business combination described in the Prior Registration Statement (the “Business Combination”); (ii) 3,482,425 shares of Class A common stock estimated to be issued by the Registrant to stockholders of Liminal Sciences, Inc. (“Liminal”) in connection with the Business Combination; (iii) 21,314,000 shares of Class A common stock issuable by the Registrant upon conversion of 21,314,000 Class A ordinary shares, par value $0.0001, of the Registrant in connection with the deregistration under Part XII of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”); (iv) 5,175,000 shares of Class A common stock issuable by the Registrant upon conversion of 5,175,000 shares of Class B common stock, par value $0.0001 per share (“Class B common stock”), of the Registrant in connection with the Business Combination (including 5,175,000 shares of Class B common stock issuable by the Registrant upon conversion of 5,175,000 Class B ordinary shares, par value $0.0001, in connection with the Domestication); (v) 15,014,696 shares of Class B common stock estimated to be issued by the Registrant to certain stockholders of Hyperfine and Liminal in connection with the Business Combination (including 15,014,696 shares of Class A common stock issuable by the Registrant upon the conversion of such shares of Class B common stock); and (vi) 10,000,000 shares of Class A common stock that may be issuable by the Registrant as earn-out consideration under the Business Combination Agreement as described in its Prior Registration Statement and paid an aggregate fee of $94,422.68. The Registrant is filing this Registration Statement on Form S-4 pursuant to General Instruction K to Form S-4 and Rule 462(b) of the Securities Act of 1933, as amended, solely to register 40,592 additional shares of Class B common stock for issuance in connection with the consummation of the Business Combination contemplated by the Business Combination Agreement, dated as of July 7, 2021, by and among the Registrant, Optimus Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant, Optimus Merger Sub II, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant, Hyperfine and Liminal, as well as 40,592 additional shares of Class A common stock issuable upon the conversion of the 40,592 additional shares of Class B common stock. In connection with the registration of additional shares of its common stock, the Registrant is paying an additional registration fee of $37.52.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement incorporates by reference the contents of the Prior Registration Statement, including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents required to be filed with this Registration Statement are listed on the Exhibit Index included with this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Exhibit Index

Exhibit Number	Description

5.1*	Opinion of Kirkland & Ellis LLP

23.1*	Consent of Marcum LLP

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1**	Power of Attorney.

*	Filed herewith.

**	Previously filed with the Registrant’s Registration Statement on Form S-4 (No. 333-259148), as amended, which was initially filed with the Securities and Exchange Commission on August 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, this 20th day of December, 2021.

HEALTHCOR CATALIO ACQUISITION CORP.

By:	/s/ Arthur Cohen
Name: Arthur Cohen
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arthur Cohen	Chief Executive Officer and Director	December 20, 2021
Arthur Cohen	(Principal Executive Officer)

*	Chief Financial Officer	December 20, 2021
Christine Clarke	(Principal Financial Officer and
Principal Accounting Officer)

*	Chairman	December 20, 2021
Joseph Healey

*	Director	December 20, 2021
Benjamin Snedeker

*	Director	December 20, 2021
Dr. Kenan Turnacioglu

*	Director	December 20, 2021
Michael Weinstein

*	Director	December 20, 2021
Dr. Christopher Wolfgang

*	Director	December 20, 2021
Taylor Harris

*By	/s/ Arthur Cohen
Arthur Cohen
Attorney-in-fact